Contact:	Scott Meyerhoff	Exhibit 99.1
Goldleaf Financial Solutions, Inc.
678-728-4464

Goldleaf Reports Third Quarter Financial Results

BRENTWOOD, Tenn. (Nov. 14, 2007) — Goldleaf Financial Solutions, Inc. (NASDAQ: GFSI), a provider of integrated technology-based solutions designed to improve the performance of financial institutions, today announced financial results for the three-month and nine-month periods ended September 30, 2007.

Revenue for the third quarter ended September 30, 2007 totaled $14.3 million, a 1% decrease when compared to the year-ago quarter. The slight decline in quarter-over-quarter revenue is principally due to greater scanner equipment sales for the comparable prior year period which resulted from a supplier backlog during the first half of fiscal 2006 that was remedied during the year-ago quarter coupled with continuing decreases from within the Company’s financial lending business. These decreases were then offset by growth from the Company’s transaction processing offerings which realized a 35% increase as compared to the third quarter of 2006.

Operating income totaled $0.5 million for the third quarter of 2007 compared to $1.1 million for the same period of 2006. Net income available to common stockholders was approximately $0.1 million, or $0.01 per share, for the third quarter of 2007, versus a net loss available to common stockholders of approximately $0.5 million, or $(0.14) per share, for the third quarter of 2006.

For the nine-month period ended September 30, 2007, revenue totaled $42.1 million, as compared to $41.6 million for the same nine-month period of 2006. Revenue for the nine-month period of 2006 included a customer de-conversion fee of $0.9 million, but did not include revenue of approximately $1.0 million from the Goldleaf Technologies division for the month of January 2006 as the transaction closed on January 31, 2006.

Operating income totaled $0.3 million for the nine-month period concluding September 30, 2007 as compared to operating income of $1.9 million for the same period of 2006. Operating income for the nine-month period of 2007 was negatively impacted by approximately $0.7 million of charges related to severance costs while operating income for the nine-month period of 2006 includes a $0.1 million write-off of debt issuance costs and the positive impact of the previously mentioned de-conversion fee. Net loss available to common stockholders totaled approximately $0.2 million, or $(0.01) per share, for the nine-month period of 2007, as compared to a net loss available to common stockholders of approximately $2.1 million, or $(0.65) per share, for the comparable year-ago period which included a charge of approximately $1.7 million related to preferred stock dividends.

Revenue and operating results for the three and nine-month periods ended September 30, 2007 excluded approximately $0.2 million and $0.7 million, respectively, of deferred revenue of CBS and Datatrade which could not be recognized in the post acquisition financial statements.

EBITDAS is a non-GAAP financial measurement calculated as earnings before interest, taxes, depreciation, amortization and non-cash stock based compensation expense. EBITDAS totaled

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GFSI Reports Third Quarter Results

November 14, 2007

$1.7 million and $3.8 million, for the three-month and nine-month periods of 2007, respectively, which compares to $1.9 million and $4.0 million for the same periods of 2006, respectively.

Commenting on the quarter, Goldleaf Chief Executive Officer, Lynn Boggs, said, “As our results continue to demonstrate sound growth from our transaction processing offerings, our accounts receivable lending business continues to impact consolidated top-line performance. As we continue to address this revenue mix issue, we maintain our belief that increasing opportunities within the transaction processing space, coupled with expense management and a prudent acquisition strategy, will yield long-term benefits and value to Goldleaf and its shareholders.”

The following is forward-looking and actual results may differ materially from those defined below. The Company's outlook includes the effect of all acquisitions completed to date. Further, this outlook does not give effect to any additional potential mergers or acquisitions that may be consummated.

The Company anticipates achieving pro-forma revenues for the full year 2007 of approximately $60 million and pro-forma EBITDAS for the full year 2007 in a range of $7.0 million to $9.0 million. These full-year proforma estimates assume the acquisition of CBS and Datatrade occurred on December 31, 2006 and with respect to EBITDAS, are adjusted for non-recurring expense items previously recorded in 2007.

Goldleaf will be hosting a conference call to discuss its 2007 third-quarter results this afternoon at 5:00 p.m. Eastern time. The live broadcast of Goldleaf's third-quarter conference call will be available online at www.goldleaf.com under the Investor Relations tab and at www.earnings.com. An online replay will be available for 30 days using the same links.

About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc. (NASDAQ: GFSI) offers a fully featured strategic product suite that provides core data processing, item processing, check and document imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation, turn-key leasing solutions, digital report management solutions, conversion services, Web site design and hosting, and retail inventory management services. The company's full suite of products and services enables financial institutions and their small to medium-sized business customers to better compete more effectively in today's aggressive financial services marketplace, grow their trusted financial relationships and provide increased profitability through the efficient use of technology and an expanded community presence. For more information about Goldleaf or its line of products for community financial institutions, please visit the company at www.goldleaf.com.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the Company’s ability to identify, complete or integrate acquisitions, achieve anticipated financial performance, or achieve its growth plans. These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2006 and subsequent filings. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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GFSI Reports Third Quarter Results

November 14, 2007

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands, except per share data)	2007	2006	2007	2006
REVENUES:
Financial institution services	$11,560	$11,160	$33,240	$32,680
Retail inventory management services	2,040	2,025	6,158	6,148
Other products and services	743	1,326	2,737	2,812

Total revenues	14,343	14,511	42,135	41,640

COST OF REVENUES:
Financial institution services	2,330	1,710	6,421	5,055
Retail inventory management services	211	210	626	693
Other products and services	516	984	1,986	1,985
Gross profit	11,286	11,607	33,102	33,907

OPERATING EXPENSES:
General and administrative	5,272	5,106	15,774	15,057
Selling and marketing	4,290	4,420	13,676	14,273
Research and development	610	349	1,576	840
Amortization	572	647	1,745	1,746
Other operating expense, net	13	9	27	133

Total operating expenses	10,757	10,531	32,798	32,049

OPERATING INCOME	529	1,076	304	1,858
INTEREST EXPENSE, NET	(256)	(871)	(570)	(2,443)

INCOME (LOSS) BEFORE INCOME TAXES	273	205	(266)	(585)
Income tax provision (benefit)	181	80	(82)	(226)

NET INCOME (LOSS)	92	125	(184)	(359)
Preferred stock dividends	-	583	-	1,700

NET INCOME (LOSS) AVAILABLE TO COMMON
STOCKHOLDERS	$92	$(458)	$(184)	$(2,059)

INCOME (LOSS) PER SHARE:
Basic	$0.01	$(0.14)	$(0.01)	$(0.65)
Diluted	$0.01	$(0.14)	$(0.01)	$(0.65)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	17,279	3,163	17,275	3,157
Diluted	17,297	3,163	17,275	3,157

	As of
	Sept. 30,	Dec. 31,
(in thousands)	2007	2006
Balance Sheet Highlights:
Cash and cash equivalents	$725	$6,760
Working capital	3,809	5,707
Total assets	81,078	75,304
Long-term debt	10,000	2,500
Capital lease obligations, net of current portion	645	957
Stockholders’ equity	49,204	49,254

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GFSI Reports Third Quarter Results

November 14, 2007

GOLDLEAF FINANCIAL SOLUTIONS, INC.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO EBITDAS

GAAP means generally accepted accounting principles in the United States (“GAAP”). EBITDAS is a non-GAAP financial measure. EBITDAS is defined as GAAP net income (loss) plus interest expense, income taxes, depreciation, amortization and non-cash stock based compensation expense less interest earned. We have provided EBITDAS because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results. Our management uses EBITDAS:

  as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis;

  for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

  to allocate resources to enhance the financial performance of our business;

  to evaluate the effectiveness of our operational strategies; and

  to evaluate our capacity to fund capital expenditures and expand our business.

Other companies may calculate EBITDAS differently than we do. In addition, EBITDAS:

  does not represent net income or cash flows from operating activities as defined by GAAP;

  is not necessarily indicative of cash available to fund our cash flow needs; and

  should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.

The Company prepares its financial statements in accordance with GAAP in the United States. The Company also provides information related to non-GAAP financial measurements such as EBITDAS, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDAS and quantifies all other adjustments to GAAP measurements as necessary. The Company provides EBITDAS information, a commonly used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company may also provide other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items, such as dispositions of assets, restructuring charges or other acquisition related items that have impacted the financial results, favorably or unfavorably, but are deemed to be outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.

Reconciliations of net income (loss) to EBITDAS are as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2007	2006	2007	2006
Net income (loss)	$92	$(458)	$(184)	$(2,059)
Add back (deduct):
Interest expense, net	256	871	570	2,443
Income Tax provision (benefit)	181	80	(82)	(226)
Depreciation and amortization	1,108	1,206	3,372	3,357
Non-cash stock based compensation	101	181	116	521
EBITDAS	$1,738	$1,880	$3,792	$4,036

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